UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 3, 2006

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On April 7, 2006, the Company was informed that the Indian tax authorities had concluded that eFunds Corporation and its U.S. based subsidiary, eFunds IT Solutions Group, Inc. ("eFunds IT Solutions"), had created a "permanent establishment" in India because the transactions between the Company and eFunds IT Solutions, on the one hand and, the Company's India-based subsidiaries, on the other hand, were allegedly not conducted on an arms-length basis. As a result, the Indian revenue authorities asserted that all of the income generated by the Company and eFunds IT Solutions during the twelve month period ended March 31, 2003 was subject to tax in India. The amount assessed was $23.69 million, plus $9.64 million in interest (based on the exchange rate between the U.S. dollar and the Indian Rupee on April 27, 2006).

The Company believes this claim is wholly without merit and that neither it nor eFunds IT Solutions have a permanent establishment in India within the meaning of Article V of the United States-India Income Tax Treaty (the "Tax Treaty"). In any event, the Company believes that the assessment would be grossly excessive even if the Company or eFunds IT Solutions was subject to tax in India.

The Company intends to vigorously contest this assessment and pursue its administrative and legal appeals in India and the dispute resolution procedures provided for in the Tax Treaty. The pursuit of these remedies requires, however, that the Company provide a bank guarantee in favor of the Indian tax authorities in the amount of the disputed assessment, plus three and one-half years of interest thereon computed at the Indian statutory rate (12.0%). Although the Company expects that it will ultimately prevail in having this assessment overturned, or at a minimum materially reduced, it is reasonable to expect that the appeal and dispute resolution processes will require several years to complete.

In order to obtain the bank guarantee needed to pursue the Company's appeals, the Company is in the process of amending its Credit Agreement, dated July 1, 2005, with a syndicate of banks led by JPMorgan Chase to raise the letter of credit sublimit under this Agreement from $25 million to $75 million. The Company will then issue a three-year letter of credit in the amount of approximately $47 million to Icici Bank ("ICICI") in India as collateral for the bank guarantee to be issued by ICICI in favor of the Indian taxing authorities.

Item 2.02 Results of Operations and Financial Condition.

The Company issued a press release, dated May 3, 2006, regarding its results of operations for the quarter ended March 31, 2006. A copy of this press release is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

eFunds Corporation announced today that, as part of its ongoing efforts to integrate the operations of WildCard Systems, Inc., the prepaid solutions business it acquired in July 2005, Larence Park will be leaving the further employ of the Company at the end of June. Mr. Park, the founder and the former Chief Executive Officer of WildCard, has served as President, eFunds Prepaid Solutions since the closing of this acquisition. During the transaction period preceding his departure, Mr. Park will assist in the management of the next phase of the Company's efforts to integrate its prepaid solutions offerings with its other payment processing and information intelligence business and provide support for significant commercial initiatives involving the Company's prepaid business on an as-needed basis.

Larry Peterson, the former Chief Financial Officer of WildCard will become Chief Operating Officer, eFunds Prepaid Solutions supporting the day to day management of this business. The role of Gary Palmer, the Executive Vice President of business development for WildCard, will be expanded to Executive Vice President, Global Strategic Business Development. In this capacity, Mr. Palmer will support the Company's global strategic sales efforts, including those of its pre-paid solutions business. Each of Messrs. Peterson and Palmer will report to the Company's Chairman and Chief Executive Office in their new roles.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

99.1 Press Release, dated May 3, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

May 3, 2006	By:	/s/ George W. Gresham

Name: George W. Gresham
Title: Chief Financial Officer (Principal Financial and Accounting Officer)

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated May 3, 2006